As filed with the Securities and Exchange Commission on November 16, 2010
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST PACTRUST BANCORP, INC. (Exact name of registrant as specified in its charter)

Maryland	04-3639825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

610 Bay Boulevard Chula Vista, California 91910 (619) 691-1519 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James P. Sheehy
Executive Vice President, Secretary and Treasurer
First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California  91910
(619) 691-1519
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:
Martin L. Meyrowitz, P.C. Craig M. Scheer, P.C. Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500 (202) 337-5502 (fax)
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[__]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [__]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [__]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [__]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(3)

Common Stock (1)	7,254,546 shares	$11.46(2)	$83,137,098	$5,928
Warrants (1)	---	---(3)	---(3)	---(3)
Total			$83,137,098	$5,928

(1)
The shares of Common Stock and Warrants being registered are to be offered by certain selling securityholders from time to time.  The 7,254,546 shares of Common Stock being registered are comprised of (i) 4,583,390 shares of the Registrant’s common stock, par value $0.01 per share (“Voting Common Stock”), including 4,418,390 shares issued to certain of the selling securityholders in connection with a private placement exempt from the registration requirements of the Securities Act of 1933 that the Registrant completed on November 1, 2010 (the “Private Placement”) and 165,000 shares underlying an option that the Registrant issued to a selling securityholder in connection with the Private Placement; (ii) 1,036,156 shares of the Registrant’s Class B Non-Voting Common Stock (“Non-Voting Common Stock,” and together with the Voting Common Stock, “Common Stock”) issued to a selling securityholder in connection with the Private Placement; and (iii) up to 1,635,000 shares of Common Stock issuable upon exercise of the Warrants also being registered hereby, which were issued to certain of the selling securityholders in connection with the Private Placement.  The Warrants are initially exercisable for shares of Non-Voting Common Stock but will be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock following the transfer of the Warrants in a widely dispersed offering or in other limited circumstances. In addition to the number of shares of Common Stock stated in the table above, there is registered, pursuant to Rule 416, such number of additional shares of common stock, of a currently undeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the Warrants.

(2)
Estimated in accordance with Rule 457(c), calculated on the basis of $11.46 per share, which was the average of the high and low sales prices per share of the Common Stock on the NASDAQ Stock Market on November 12, 2010.

(3)	Pursuant to Rule 457(g), no additional fee is payable for the Warrants.

_____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated November 16, 2010

PROSPECTUS

4,583,390 Shares of Voting Common Stock

1,036,156 Shares of Non-Voting Common Stock

Warrants to Purchase 1,635,000 Shares of Non-Voting Common Stock

This prospectus relates to the offer and sale by the selling securityholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, of the following securities:

•
an aggregate of 4,583,390 shares of common stock (“Voting Common Stock”), including 4,418,390 shares issued to certain of the selling securityholders in connection with a private placement exempt from the registration requirements of the Securities Act of 1933 that we completed on November 1, 2010 and 165,000 shares underlying an option we issued to a selling securityholder in connection with the private placement;

•
1,036,156 shares of Class B Non-Voting Common Stock (“Non-Voting Common Stock,” and together with the Voting Common Stock, “Common Stock”) issued to a selling securityholder in connection with the private placement; and

•
warrants (“Warrants”) issued in connection with the private placement to certain of the selling securityholders to purchase in the aggregate up to 1,635,000 shares of Non-Voting Common Stock and the shares of Common Stock issuable upon exercise of the Warrants.  The Warrants will be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock following the transfer of the Warrants in a widely dispersed offering or in other limited circumstances.

In this prospectus, we collectively refer to the shares of Voting Common Stock, Non-Voting Common Stock, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants as the “Securities.”  We are registering the offer and sale of the Securities covered by this prospectus to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of the Securities by selling securityholders.

An investment in the Securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 5 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the Securities. See “Information Incorporated by Reference.”

The selling securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the selling securityholders (or the purchasers of the Securities as negotiated with the selling securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the selling securityholders. The timing and amount of any sale is within the selling securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution.”

Our Voting Common Stock is listed on the NASDAQ Global Market under the symbol FPTB.  The closing price per share of our Voting Common Stock on _________ __, 2010 as reported on the NASDAQ Global Market was $___.  There is currently no established trading market for the Non-Voting Common Stock or the Warrants.  We currently do not intend to apply for listing of the Non-Voting Common Stock or the Warrants on any securities exchange or for inclusion in any automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

_______________

The date of this prospectus is _______     , 2010.

TABLE OF CONTENTS

Page
ABOUT THIS PROSPECTUS	iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii

PROSPECTUS SUMMARY	1

RISK FACTORS	5

SUMMARY OF THE UNDERLYING TRANSACTION	20

USE OF PROCEEDS	20

DIVIDEND POLICY	21

DESCRIPTION OF WARRANTS	21

DESCRIPTION OF CAPITAL STOCK	23

SELLING SECURITYHOLDERS	30

PLAN OF DISTRIBUTION	36

LEGAL MATTERS	38

EXPERTS	38

INFORMATION INCORPORATED BY REFERENCE	38

WHERE YOU CAN FIND MORE INFORMATION	39

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process.  Under this process, the selling securityholders may from time to time sell or otherwise dispose of the Securities described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our Securities only in jurisdictions where it is lawful to do so.  You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of the Securities.

All references in this prospectus to “we,” “us,” “our” or similar references mean First PacTrust Bancorp, Inc. and its consolidated subsidiaries and all references in this prospectus to “First PacTrust Bancorp” mean First PacTrust Bancorp, Inc. excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires.  When we refer to “Pacific Trust Bank” in this prospectus, we mean our subsidiary, Pacific Trust Bank, which is a federal savings bank.  We sometimes refer to Pacific Trust Bank as the “Bank.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets;

•	our ability to implement our acquisition strategy and the applicability of the Federal Deposit Insurance Corporation (“FDIC”) Statement of Policy on Qualifications for Failed Bank Acquisitions to us;

•
the credit risks of lending activities, which may be affected by further deterioration in the real estate market, may lead to increased loan delinquencies, losses and nonperforming assets in our loan portfolios, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area;

•
results of examinations of us by the Office of Thrift Supervision (the “OTS”) or by other regulatory authorities, including our compliance with the memorandum of understanding to which we are currently subject and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules;

•	our ability to control operating costs and expenses;

•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any related goodwill charges;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•	errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation;

•	the network and computer systems on which we depend could fail or experience a security breach;

•	our ability to attract and retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	adverse changes in the securities markets;

•	earthquake, fire or other natural disasters affecting the condition of real estate collateral;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	inability of key third-party providers to perform their obligations to us;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	war or terrorist activities; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus and the incorporated documents.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents.  The development of any or all of these factors could have an adverse impact on our financial condition and our results of operations.

    Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

                 PROSPECTUS SUMMARY

    This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that is important to you in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference into this prospectus, before deciding whether to invest in our securities. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in our securities is appropriate for you.

                 First PacTrust Bancorp, Inc.

    First PacTrust Bancorp, Inc. is a savings and loan holding company incorporated in the State of Maryland. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly owned subsidiary, Pacific Trust Bank, a federal savings bank. We are a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Chula Vista, California, a suburb of San Diego, California, and currently have nine banking offices primarily serving San Diego and Riverside Counties in California.  We recently announced our agreement to acquire a bank branch building in La Jolla, California from the FDIC, which we expect to open in the first quarter of 2011, subject to regulatory approval.

    Our principal business consists of attracting retail deposits from the general public and investing these funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to four- family residences and a variety of consumer loans. We also originate loans secured by multi-family and commercial real estate and, to a limited extent, commercial business loans. First PacTrust Bancorp is currently subject to regulation by the OTS and the Bank is subject to regulation by the OTS and the FDIC.  As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), on July 21, 2011 (unless extended for up to six months), the responsibility and authority of the OTS to regulate savings and loan holding companies, including First PacTrust Bancorp, will be transferred to the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the responsibility and authority of the OTS to regulate federal savings banks, including Pacific Trust Bank, will be transferred to the Office of the Comptroller of the Currency (the “OCC”).

    As of September 30, 2010, we had total consolidated assets of $862.7 million, total net loans of $689.1 million, total deposits of $684.8 million and total stockholders’ equity of $98.9 million.

               Recently Completed Private Placement

    On November 1, 2010, we substantially increased our common equity by completing a private placement to select institutional and other accredited investors of 4,418,390 shares of our common stock (the “Voting Common Stock”) and 1,036,156 shares of newly designated Class B Non-Voting Common Stock (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”) at a price of $11.00 per share, providing us with aggregate gross proceeds of $60.0 million.  The shares of Common Stock we issued in the private placement are being offered for resale pursuant to this prospectus.  Also included among the securities being offered for resale pursuant to this prospectus are warrants (the “Warrants”) we issued in connection with the private placement that are exercisable for an aggregate of 1,635,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share, as well as the shares of Common Stock underlying the Warrants. The Warrants will be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock following the transfer of the Warrants in a widely dispersed offering or in other limited circumstances.  In addition, the securities being offered for resale pursuant to this prospectus include the shares of Voting Common Stock issuable upon exercise of an option (the “Founder’s Option”) to purchase 165,000 shares of Voting Common Stock at an exercise price of $11.35 per share that we granted on November 1, 2010 to Gregory A. Mitchell in recognition of the substantial assistance he provided to us in connection with our raising of additional capital through the private placement.  As noted below, Mr. Mitchell is now our President and Chief Executive Officer.

    The primary purpose of the private placement was to enable us to repurchase all of the $19.3 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), that we issued to the U.S. Department of the Treasury (the “U.S. Treasury”) on November 21, 2008 pursuant to the TARP Capital Purchase Program and to pursue organic growth and strategic opportunities in our target markets, including acquisitions.  Subject to approval of the U.S. Treasury and the OTS, we expect to complete the repurchase of the Series A

Preferred Stock in the fourth quarter of 2010 and also plan to negotiate with the U.S. Treasury for the repurchase of the ten-year warrant to purchase 280,795 shares of Common Stock at an exercise price of $10.31 per share that we issued to the U.S. Treasury on November 21, 2008.

For additional information regarding the private placement, see “Summary of the Underlying Transaction.”

Enhancement of Management Team

In conjunction with the completion of the private placement, on November 1, 2010, we appointed Mr. Mitchell as President and Chief Executive Officer of First PacTrust Bancorp.  Mr. Mitchell succeeded Hans R. Ganz, who will remain a director of First PacTrust Bancorp and continue to serve as President and Chief Executive Officer of Pacific Trust Bank.  Mr. Mitchell had been serving as a consultant to us since May 2010.  Prior to becoming a consultant to us, Mr. Mitchell served in various roles with California National Bank, including Chief Executive Officer and President, from 2001 until October 2009 when it was seized by the FDIC as part of the closing of all nine bank subsidiaries of California National Bank’s parent, FBOP Corporation. Prior to joining California National Bank, Mr. Mitchell was a Managing Director with Hovde Financial, an affiliate of Hovde Securities, LLC (our placement agent for the private placement), where he was responsible for the formation and management of its West Coast investment banking, financial advisory and fund management practice.  Mr. Mitchell also served for ten years with the OTS where he was responsible for, among other things, helping to recapitalize and restructure troubled thrift institutions.

Mr. Mitchell and Steven Sugarman have been appointed as directors of First PacTrust Bancorp and Pacific Trust Bank.  Mr. Sugarman is the founder and Chief Executive Officer of COR Capital LLC, a Southern California based investment firm.  Previously, Mr. Sugarman founded a $2 billion investment advisory firm focused on public equities and worked as a management consultant at McKinsey & Company and an investment advisor at Lehman Brothers

In addition to Mr. Mitchell, planned new hires include the following: chief retail officer; chief administrative officer; loan and core deposit production personnel; chief credit officer along with a commercial lending team; chief risk officer; and capital markets personnel.  We believe the enhancement of our management team with these new hires will better enable us to pursue a more robust commercial banking strategy into potentially more profitable loan categories, including commercial real estate and commercial and industrial, and business lines, including small business banking, servicing, asset management and secondary portfolio acquisitions.

Growth Strategy

We have a three-part growth strategy: organic growth; traditional mergers and acquisitions and FDIC-assisted acquisitions.  Each component of this strategy is discussed below.

Organic Growth.  By strengthening our management as discussed above, we believe we can grow within our existing market areas of San Diego and Riverside counties while also expanding into Los Angeles and Orange counties.  Toward this end, we plan to open new retail banking locations and staff them with bankers well known in the community, expand our loan and deposit product offerings and establish strong commercial lending and community banking relationships.  To diversify our loan portfolio, we will seek to originate high quality commercial real estate and commercial and industrial loans.

Traditional Mergers and Acquisitions.  We plan to selectively explore merger and acquisition opportunities, initially with a focus on banks with less than $1.0 billion in assets.  We believe that mergers and acquisitions can provide a number of strategic benefits to the development of our franchise, including access to new markets, products and personnel.

FDIC-Assisted Transactions.  We believe that there continues to be opportunities for us to grow through FDIC-assisted acquisitions.  We expect our current focus in this area to be on institutions with assets of $500 million or less.

Additional Information

Our Voting Common Stock is traded on the NASDAQ Global Market under the ticker symbol “FPTB.” Our principal executive offices are located at 610 Bay Boulevard, Chula Vista, California 91910. Our telephone number is (619) 691-1519.

Additional information about us is contained in the reports we file with the Securities and Exchange Commission.  See “Where You Can Find More Information.”

The Offering
Securities offered by the Selling Securityholders:
The 4,418,390 shares of Voting Common Stock issued to certain selling securityholders in the private placement;

The 1,036,156 shares of Non-Voting Common Stock issued to TCW Shared Opportunity Fund V, L.P., one of the selling securityholders, in the private placement;

A Warrant issued in connection with the private placement to TCW Shared Opportunity Fund V, L.P. to purchase 240,000 shares of Non-Voting Common Stock at any time prior to 5:00 p.m., New York time, on November 1, 2015, at an exercise price of $11.00 per share, subject to adjustment as provided in the Warrant.  This Warrant is sometimes referred to in this prospectus as the “TCW Warrant”;

A Warrant issued in connection with the Private Placement to COR Advisors LLC to purchase 1,395,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share, subject to adjustment as provided in the Warrant.  This Warrant will become exercisable with respect to 95,000 shares on January 1, 2011 and an additional 130,000 shares on the first day of each of the next ten calendar quarterly periods beginning with April 1, 2011, subject to earlier vesting upon a change in control of our company or in the discretion of our board of directors.  This Warrant is exercisable with respect to each vesting tranche for five years after the tranche’s vesting date.  This Warrant is sometimes referred to in this prospectus as the “COR Advisors Warrant”;

The 1,635,000 shares of Common Stock issuable upon exercise of the Warrants, subject to adjustment as provided in the Warrants. The Warrants will be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock following the transfer of the Warrants in a widely dispersed offering or in other limited circumstances; and

The 165,000 shares of Voting Common Stock issuable upon exercise of the Founder’s Option.

Use of Proceeds:
We will not receive any proceeds from the sale of Securities by the selling securityholders.  After a resale of the Warrants pursuant to this prospectus, if and when the Warrants are exercised by their holders, we may receive the applicable exercise price paid by such holders, which if exercised in full for cash, at the exercise price of $11.00 per share, would total approximately $18.0 million.  However, we may not receive all of such proceeds even if the Warrants are exercised because the Warrants allow for a “cashless exercise,” whereby in lieu of receiving payment of the exercise price in cash, we withhold from issuance a number of shares having an aggregate market value equal to the aggregate exercise price. In addition, we will not receive any proceeds from any subsequent resale of the shares underlying the Warrants. We intend to use any proceeds for general corporate purposes and working capital requirements.
NASDAQ Symbol:
Our Voting Common Stock is listed on the NASDAQ Global Market under the symbol FPTB.  There is currently no established trading market for the Non-Voting Common Stock or the Warrants.  We currently do not intend to apply for listing of the Non-Voting Common Stock or the Warrants on any securities exchange or for inclusion in any automated quotation system.

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully review the following risk factors before deciding whether an investment in our securities is suited to your particular circumstances. The risk factors set forth below are not the only risks that may affect us but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. The value or market price of our securities could decline due to any of these identified or other risks, and you could lose all or part of your investment. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the fiscal  year ended December  31, 2009 and other filings with the U.S. Securities and Exchange Commission incorporated by reference into this prospectus, before making an investment decision. See “ Information Incorporated by Reference.”

Risks Related to Our Market and Business

Our business strategy includes significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to pursue an organic and acquisition growth strategy for our business.  We regularly evaluate potential acquisitions and expansion opportunities.  If appropriate opportunities present themselves, we expect to engage in selected acquisitions of financial institutions in the future, including FDIC-assisted transactions, branch acquisitions or other business growth initiatives or undertakings.  There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

There are risks associated with our growth strategy. To the extent that we grow through acquisitions, we cannot ensure that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or other assets, as well as other expansion activities, involves various risks including the risks of incorrectly assessing the credit quality of acquired assets, encountering greater than expected costs of integrating acquired banks or branches into the Bank, the risk of loss of clients and/or employees of the acquired institution or branch, executing cost savings measures, not achieving revenue enhancements and otherwise not realizing the transaction’s anticipated benefits. Our ability to address these matters successfully cannot be assured. In addition, our strategic efforts may divert resources or management’s attention from ongoing business operations and may subject us to additional regulatory scrutiny.

Our growth initiatives may require us to recruit experienced personnel to assist in such initiatives. Accordingly, the failure to identify and retain such personnel would place significant limitations on our ability to successfully execute our growth strategy.  In addition, to the extent we expand our lending beyond our current market areas, we could incur additional risks related to those new market areas.  We may not be able to expand our market presence in our existing market areas or successfully enter new markets.

If we do not successfully execute our acquisition growth plan, it could adversely affect our business, financial condition, results of operations, reputation and growth prospects. In addition, if we were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge to us, which would adversely affect our results of operations. While we believe we will have the executive management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth.

We may seek to engage in FDIC-assisted transactions in the future, which could present additional risks to our business.

    We hope to have opportunities to acquire the assets and liabilities of failed depository institutions in FDIC-assisted transactions. Although these transactions sometimes provide for mitigatation of certain of the acquiror’s risks, such as the FDIC’s sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we would be subject to many of the same risks we would face in acquiring another institution in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because FDIC-assisted transactions are structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating an acquisition, we may face additional risks in FDIC-assisted transactions, including additional strain on management resources, management of problem loans, problems related to integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with any FDIC-assisted transactions. Our inability to overcome these risks could have a material adverse effect on our business, financial condition and results of operations, as well as our ability to successfully execute our business strategy.

Moreover, even though we may desire to participate in an FDIC-assisted transaction, we can offer no assurances that the FDIC would allow us to participate, in light of the regulatory memorandum of understanding to which we are currently subject (described below under “The Bank is subject to a memorandum of understanding with the Office of Thrift Supervision, which imposes certain requirements and restrictions on the Bank”) or due to other factors, or what the terms of such transaction might be or whether we would be successful in acquiring the bank or assets and/or deposits that we are seeking.   In this regard, we may face competition from other financial institutions with respect to proposed FDIC-assisted transactions.  To the extent that our competitors are selected to participate in FDIC-assisted transactions, our ability to identify acquisition candidates and/or make acquisitions on favorable terms may be adversely affected.

The FDIC has broad discretion to establish the terms and conditions upon which it approves such an acquisition, including the applicability of the FDIC’s recently adopted Statement of Policy on the Acquisition of Failed Insured Depository Institutions (the “Statement”). The Statement provides guidance concerning the standards for more than de minimis investments in acquirors of deposit liabilities and the operations of failed insured depository institutions.  By its terms, the Statement does not apply to investors with 5% or less of the total voting power of an acquired depository institution or its bank or thrift holding company (provided there is no evidence of concerted action by these investors).  The FDIC has stated that the determination of whether there is “concerted action” will be made on a “facts and circumstances analysis.”  Where applicable, among other things, investors deemed subject to the Statement are prohibited from selling or otherwise transferring their securities for a three-year period following the date of the acquisition of the failed institution.  Furthermore, among other restrictions, the resulting institution must maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years from the time of acquisition; thereafter, the resulting institution must maintain capital such that it is “well capitalized” during the remaining period of ownership by the covered investors.  It is not possible to predict whether or how the Statement will affect our business strategy or whether the Statement will make the acquisition of assets and/or deposits from failed banks or thrifts more burdensome, time consuming and/or costly than if the Statement did not apply.

Although the proceeds of our recently completed private placement may be used in part for FDIC-assisted transactions, because of the lack of precedent of the FDIC’s application of the Statement, it is unclear exactly how, if at all, the Statement will apply to us and to investors in the private placement (and to transferees of these investors).  In anticipation of the possibility that the FDIC could make compliance with the Statement a condition to our participation in FDIC-assisted transactions, each of the private placement investors (except for TCW Shared Opportunity V, L.P.) agreed to be bound by such restriction on transfer as the FDIC may impose, for up to three years from the date of the latest of any FDIC assisted transactions in which we participate.  Until such time as any such transfer restriction is imposed, however, these investors are free to sell or otherwise transfer the securities they acquired in the private placement, subject to compliance with applicable securities laws.  Although the agreement of these investors to abide by any FDIC-imposed transfer restriction applies to transferees of their securities, we may be unable to enforce that agreement against transferees.  Accordingly, resales by private placement investors, whether pursuant to this prospectus or otherwise, could affect our ability to comply with the Statement.  Our inability or failure to comply with the Statement, to the extent it is determined by the FDIC to be applicable to us, could preclude us from participating in FDIC-assisted transactions.

The Bank is subject to a memorandum of understanding with the Office of Thrift Supervision, which imposes certain requirements and restrictions on the Bank.

In August 2009, the Bank entered into a memorandum of understanding (the “MOU”) with the OTS to address certain concerns of the OTS following its examination of the Bank.  The MOU requires the Bank to: (i) submit a three-year business plan to the OTS and provide to the OTS quarterly variance reports of the Bank’s compliance with that plan; (ii) submit a non-traditional mortgage analysis plan to the OTS designed to ensure compliance with applicable regulatory guidance concerning the risks of that loan product type; (iii) adopt a concentrations risk management policy addressing concentration risks for loan types other than conforming single family residential loans and for all funding sources; (iv) submit a plan to the OTS to ensure the Bank’s allowance for loan loss methodology is consistent with regulatory requirements and guidance and that the allowance is adequate at each quarter end; (v) adopt a pre-purchase analysis procedure that requires full documentation of all factors and research considered by management prior to the purchase of complex securities; (vi) provide the OTS with quarterly updates of problem assets; and (vii) refrain from increasing the dollar amount of brokered deposits above the amount held by the Bank as of June 30, 2009, excluding interest credited, without the prior written non-objection of the OTS.

    The Bank believes it is currently in full compliance with the MOU but will remain subject to the MOU until such time as all or any portion of the MOU has been modified, suspended or terminated by the OTS.  Failure by the Bank to comply fully with the terms of the MOU or any of the plans or policies adopted by the Bank pursuant to the MOU could result in further regulatory action against the Bank.

Worsening economic conditions could adversely affect our business.

Economic conditions in the United States in general and in California and in our operating markets may continue to deteriorate. Unemployment nationwide and in California has increased significantly through this economic downturn and is anticipated to increase or remain elevated for the foreseeable future. Availability of credit and consumer spending, real estate values, and consumer confidence have all declined markedly. The volatility of the capital markets and the credit, capital and liquidity problems confronting the U.S. financial system have not been resolved despite massive government expenditures and legislative efforts to stabilize the U.S. financial system. There is no assurance that such conditions will improve or be resolved in the foreseeable future.

The Bank conducts banking operations in, and substantially all of its real estate collateral is located in, the greater San Diego metropolitan area. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates, the availability of loans to potential purchasers, changes in tax laws and other statutes, regulations and governmental policies and acts of nature, such as earthquakes and natural disasters particular to California. If real estate values, including values of land held for development, continue to further decline, the value of real estate collateral securing our loans, including loans to our largest borrowing relationships, could be significantly reduced.

A further deterioration in economic conditions locally, regionally or nationally could result in a further economic downturn in Southern California area with the following consequences, any of which could further adversely affect our business:

•	loan delinquencies and defaults may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	low cost or noninterest bearing deposits may decrease;

•
collateral for loans may decline in value, in turn reducing our client’s borrowing power, and reducing the value of assets and collateral as sources of repayment, making it more likely that we may suffer a loss on existing loans;

•	foreclosed assets may not be able to be sold;

•	volatile securities market conditions could adversely affect valuations of investment portfolio assets; and

•	reputational risk may increase due to public sentiment regarding the banking industry.

Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may also adversely affect our results of operations.  We do not have the ability of a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies.  Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in Southern California could adversely affect the value of our assets, revenues, results of operations and financial condition.

We will depend on our key employees.

    Our future prospects are and will remain highly dependent on our directors and executive officers. Our success will, to some extent, depend on the continued service of our directors and continued employment of the executive officers. The unexpected loss of the services of any of these individuals could have a detrimental effect on our business.  On November 1, 2010, we appointed Gregory A. Mitchell as our President and Chief Executive Officer to help implement our business strategy of organic growth and growth by the acquisition of healthy, troubled or failed depository institutions.  Although we have entered into an employment agreement with Mr. Mitchell, no assurance can be given that Mr. Mitchell will continue to be employed by us.  We intend to enter into employment agreements with a number of other banking professionals with expertise in executing strategic plans centered on organic growth and acquisitions.  Failure to hire or retain these individuals could adversely impact our ability to execute our plans.

Subject to the redemption of our Series A Preferred Stock issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program, as required by the subscription agreements we entered into with investors in our recently completed private placement, we intend to use our reasonable best efforts to enter into an agreement with each of Hans R. Ganz, who was succeeded as our President and Chief Executive Officer by Mr. Mitchell but who remains President and Chief Executive Officer of the Bank, Executive Vice President and Treasurer James P. Sheehy, Executive Vice President of Lending Melanie M. Yaptangco, and three other senior executives (each, an “Executive”) providing for the Bank to pay such Executive one-half of the amount that would have been due to such Executive pursuant to the severance agreement by and between such Executive and the Bank if our recently completed private placement had constituted a change in control event and the employment of the Executive had ceased. The cost of such payments is estimated to be $1.6 million and is intended to help facilitate the retention of the Executives. Notwithstanding these payments, there is no assurance that the Executives will continue to work for the Bank for any period of time. Should any of the Executives actually cease employment with the Bank (other than a termination by the Bank for cause) within the subsequent three years, they would be entitled to the balance of the severance amounts under their severance agreements.

The loss of Mr. Mitchell or any of the Executives could negatively affect our ability to achieve our growth strategy and could have a material adverse affect on our results of operations and financial condition.

A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market over the past two years, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the United States and other governments, these efforts may not succeed in restoring industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including the Company, are numerous and include (i) worsening credit quality, leading among other things to increases in loan losses and reserves, (ii) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (iii) capital and liquidity concerns regarding financial institutions generally, (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (v) recessionary conditions that are deeper or last longer than currently anticipated.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

We maintain an allowance for loan losses which we believe is appropriate to provide for potential losses in our loan portfolio. The amount of this allowance is determined by our management through a periodic review and consideration of several factors, including, but not limited to:

•	an ongoing review of the quality, size and diversity of the loan portfolio;

•	evaluation of non-performing loans;

•	historical default and loss experience;

•	historical recovery experience;

•	existing economic conditions;

•	risk characteristics of the various classifications of loans; and

•	the amount and quality of collateral, including guarantees, securing the loans.

If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and the loss and delinquency experience, and evaluate economic conditions and make significant estimates of current credit risks and future trends, all of which may undergo material changes. If our estimates are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in the need for additions to our allowance through an increase in the provision for loan losses. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Our allowance for loan losses was 2.5% of gross loans held for investment and 69.2% of nonperforming loans (not including troubled debt restructuring loans) at September 30, 2010. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than that of management. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the provision for loan losses will result in a decrease in net income and may have a material adverse effect on our financial condition, results of operations and our capital.

Our provision for loan losses has increased substantially and additional increases in the provision and loan charge-offs may be required, adversely impacting operations.

    For the year ended December 31, 2009 and nine months ended September 30, 2010 we recorded a provision for loan losses of $17.3 million and $8.6 million, respectively, compared to $13.5 million for the year ended December 31, 2008 and $12.4 million for the nine months ended September 30, 2009, respectively. We also recorded net loan charge-offs of $22.5 million and $4.1 million for the year ended December 31, 2009 and nine months ended September 30, 2010, respectively, compared to $1.5 million and $19.5 million for the year ended December 31, 2008 and nine months ended September 30, 2009, respectively. We are continuing to experience elevated levels of loan delinquencies and credit losses. At September 30, 2010, our total nonperforming assets were

$58.1 million compared to $56.5 million at December 31, 2009 and $46.9 million at December 31, 2008.  If the declining trends in the housing, real estate and local business markets worsen, we would expect increased levels of delinquencies and credit losses. As a result, we could be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could have a material adverse effect on our financial condition and results of operations.

If our investments in real estate are not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed upon and the property taken in as real estate owned (“REO”), and at certain other times during the asset’s holding period. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated market value (fair value) of the foreclosed property less estimated selling costs. A charge-off is recorded for any excess in the asset’s NBV over its fair value. If our valuation process is incorrect, the fair value of our investments in real estate may not be sufficient to recover our NBV in such assets, resulting in the need for additional charge-offs. Additional material charge-offs to our investments in real estate could have a material adverse effect on our financial condition and results of operations. Our bank regulator periodically reviews our REO and may require us to recognize further charge-offs. Any increase in our charge-offs, as required by such regulator, may have a material adverse effect on our financial condition and results of operations.

Other-than-temporary impairment charges in our investment securities portfolio could result in losses and adversely affect our continuing operations.

As of September 30, 2010, our securities portfolio consisted of 28 securities, seven of which were in an unrealized loss position. The majority of unrealized losses are related to our private label mortgage-backed securities, as discussed below.  Our private label mortgage-backed securities that are in a loss position had a market value of $15.5 million with unrealized losses of approximately $311 thousand at September 30, 2010. These non-agency private label mortgage-backed securities were investment grade at purchase and are not within the scope of Accounting Standards Codification 325.  We monitor our portfolio to ensure we have adequate credit support and as of September 30, 2010, we believed there was no other than temporary impairment (“OTTI”).  We do not have the intent to sell these securities and it is likely that we will not be required to sell the securities before their anticipated recovery.  No assurance can be given in this regard, however.

We closely monitor our investment securities for changes in credit risk. The valuation of our investment securities also is influenced by external market and other factors, including implementation of SEC and Financial Accounting Standards Board guidance on fair value accounting. Accordingly, if market conditions deteriorate further and we determine our holdings of other investment securities are OTTI, our future earnings, stockholders’ equity, regulatory capital and continuing operations could be materially adversely affected.

Our business may be adversely affected by credit risk associated with residential property.

    At September 30, 2010, $609.5 million, or 86.5% of our total gross loan portfolio, was secured by one-to-four single-family mortgage loans and home equity lines of credit. This type of lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the California housing markets has reduced the value of the real estate collateral securing these types of loans and increased the risk that we would incur losses if borrowers default on their loans. Continued declines in both the volume of real estate sales and the sales prices coupled with the current recession and the associated increases in unemployment may result in higher than expected loan delinquencies or problem assets, a decline in demand for our products and services, or lack of growth or a decrease in deposits. These potential negative events may cause us to incur losses, adversely affect our capital and liquidity, and damage our financial condition and business operations.

Rising interest rates may hurt our profits.

To be profitable, we have to earn more money in interest that we receive on loans and investments than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income and the value of our assets could be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, other mortgage-related investments and investment securities. This is most likely to occur if short-term interest rates increase at a faster rate than long-term interest rates, which would cause income to go down. In addition, rising interest rates may hurt our income, because they may reduce the demand for loans and the value of our securities. In a rapidly changing interest rate environment, we may not be able to manage our interest rate risk effectively, which would adversely impact our financial condition and results of operations.

We face significant operational risks.

We operate many different financial service functions and rely on the ability of our employees, third-party vendors and systems to process a significant number of transactions. Operational risk is the risk of loss from operations, including fraud by employees or outside persons, employees’ execution of incorrect or unauthorized transactions, data processing and technology errors or hacking and breaches of internal control systems.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets. During 2009, the Federal Reserve Bank and the Federal Home Loan Bank reduced available lines of credit to all financial institutions, including the Bank, due to current market conditions; however, we believe our liquidity levels remain adequate.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital. In that regard, a number of financial institutions have recently raised capital in response to deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors. Should we be required by regulatory authorities to raise additional capital, we may seek to do so through the issuance of, among other things, our Common Stock or preferred stock. The issuance of additional shares of Common Stock or convertible securities to new stockholders would be dilutive to our current stockholders.

    Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

If we are unable to redeem the Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

Although, subject to approval of the U.S. Treasury and the OTS, we plan to repurchase all of our Series A Preferred Stock in the fourth quarter of 2010, if we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $965,000 annually) to 9.0% per annum (approximately $1.7 million annually). Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

We currently hold a significant amount of bank-owned life insurance.

At September 30, 2010, we held $18.1 million of bank-owned life insurance or BOLI on key employees and executives, with a cash surrender value of $18.1 million. The eventual repayment of the cash surrender value is subject to the ability of the various insurance companies to pay death benefits or to return the cash surrender value to us if needed for liquidity purposes. We continually monitor the financial strength of the various companies with whom we carry these policies. However, any one of these companies could experience a decline in financial strength, which could impair its ability to pay benefits or return our cash surrender value. If we need to liquidate these policies for liquidity purposes, we would be subject to taxation on the increase in cash surrender value and penalties for early termination, both of which would adversely impact earnings.

If our investment in the Federal Home Loan Bank of San Francisco becomes impaired, our earnings and stockholders’ equity could decrease.

At September 30, 2010, we owned $8.7 million in Federal Home Loan Bank of San Francisco stock. We are required to own this stock to be a member of and to obtain advances from our Federal Home Loan Bank. This stock is not marketable and can only be redeemed by our Federal Home Loan Bank, which currently is not redeeming any excess member stock. Our Federal Home Loan Bank’s financial condition is linked, in part, to the eleven other members of the Federal Home Loan Bank System and to accounting rules and asset quality risks that could materially lower their capital, which would cause our Federal Home Loan Bank stock to be deemed impaired, resulting in a decrease in our earnings and assets.

Our information systems may experience an interruption or breach in security; we may have fewer resources than many of our competitors to continue to invest in technological improvements.

We rely heavily on communications and information systems to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations. In addition, our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations.  Many of our competitors have substantially greater resources to invest in technological improvements.  We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients.

We operate in a highly regulated environment and our operations and income may be affected adversely by changes in laws and regulations governing our operations.

    We are subject to extensive regulation, supervision and examination by the OTS and the FDIC. Such regulators govern the activities in which we may engage, primarily for the protection of depositors and the deposit insurance fund. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on a bank’s operations, reclassify assets, determine the adequacy of a bank’s allowance for loan losses and determine the level of deposit insurance premiums assessed. Any change in such regulation and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums could have a material impact on our operations. Because our business is highly regulated, the laws and applicable regulations are subject to frequent change. Any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Legislation that has or may be passed at the Federal level and/or by the State of California in response to current conditions affecting credit markets could cause us to experience higher credit losses if such legislation reduces the amount that the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts, limit our fees on overdraft protection programs or otherwise affect our creditor rights or ability to resolve problem assets. The recently enacted regulatory reform legislation described below will, among other things, change our primary regulator, create a new consumer finance protection agency and impose capital requirements on us at the holding company level. These changes could adversely impact our operations and net income.

The recently enacted Dodd-Frank Act could have a material adverse effect on us.

The Dodd-Frank Act, which was enacted on July 21, 2010, provides for, among other things, new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including First PacTrust Bancorp and Pacific Trust Bank. Under the new law, the Bank’s current primary regulator, the OTS, will be eliminated and existing federal thrifts will be subject to regulation and supervision by the OCC, which currently supervises and regulates all national banks.  In addition, on July 21, 2011 (unless extended for up to six months), all savings and loan holding companies, including First PacTrust Bancorp, will be subject to regulation and supervision by the Federal Reserve Board, which currently supervises and regulates all bank holding companies.  This change in regulation of savings and loan holding companies may result in the imposition of holding company capital requirements and additional restrictions on investments and other holding company activities.  The Dodd-Frank Act also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau is likely to result in new regulatory requirements and raise the cost of regulatory compliance. In addition, new regulations mandated by the Dodd-Frank Act could require changes in regulatory capital requirements, loan loss provisioning practices and compensation practices.  Effective July 21, 2011, financial institutions may pay interest on demand deposits, which could increase our interest expense. At this time, we cannot determine the full impact of the Dodd-Frank Act on our business and operations.

Our earnings are adversely impacted by increases in deposit insurance premiums and special FDIC assessments.

    Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the deposit insurance fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (seven cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounts to five basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a cap of 10 basis points times the institution’s assessment base. Our FDIC deposit insurance expense for fiscal 2009 was $1.6 million, including the special assessment of $406 thousand recorded in June 2009. Any additional emergency special assessment imposed by the FDIC will hurt our earnings. Additionally, as a potential alternative to special assessments, in November 2009, the FDIC adopted a rule that required each depository institution to prepay its estimated quarterly risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012, which will be amortized for the period and adjusted for changes in premium levels or our financial condition.  As a result, this prepayment will not immediately impact our earnings.

Changes in accounting standards may affect our performance.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time there are changes in the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we report and record our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in a retrospective adjustment to prior financial statements.

Until we repurchase our Series A Preferred Stock, we will remain subject to certain executive compensation and corporate governance requirements that may adversely affect our ability to recruit and retain qualified employees as a result of our participation in the U.S. Treasury's TARP Capital Purchase Program.

The purchase agreement we entered into with the U.S. Treasury in connection with our sale of the Series A Preferred Stock required us to adopt the U.S. Treasury's standards for executive compensation and corporate governance for as long as the U.S. Treasury holds the equity issued by us pursuant to the federal government's Capital Purchase Program under the TARP. These standards generally apply to our chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The standards include:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	required clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibitions on making golden parachute payments to senior executives; and

•	an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods.

The American Recovery and Reinvestment Act of 2009 ("ARRA") imposed further limitations on compensation while the U.S. Treasury holds equity issued by us pursuant to the TARP Capital Purchase Program:

•	a prohibition on making any golden parachute payment to a senior executive officer or any of our next five most.highly compensated employees;

•	a prohibition on any compensation plan that would encourage manipulation of our reported earnings to enhance the compensation of any of our employees; and

•
a prohibition on the payment or accrual of any bonus, retention award, or incentive compensation to our highest paid executive except for long-term restricted stock with a value not greater than one-third of the total amount of annual compensation of the employee receiving the stock with certain exceptions, including bonuses required to be paid under written employment contracts executed on or before February 11, 2009.

    The U.S. Treasury adopted an interim final rule on TARP standards for compensation and corporate governance on June 10, 2009, which implemented and further expanded the limitations and restrictions imposed on executive compensation and corporate governance by the Capital Purchase Program and the ARRA.  The rules clarify prohibitions on bonus payments, provide guidance on the use of restricted stock, expand restrictions on golden parachute payments, mandate enforcement of clawback provisions, outline the steps compensation committees must take when evaluating risks posed by compensation arrangements, and require the adoption and disclosure of a luxury expenditure policy, among other things. Additional requirements under the rules include enhanced disclosure of perquisites and the use of compensation consultants, and a prohibition on tax gross-up payments.

These provisions and any future rules issued by the U.S. Treasury, as well as elements contained in the joint “Final Interagency Guidance on Sound Incentive Compensation Policies” recently issued by the Federal Reserve Board, the OCC, the OTS and the FDIC, could adversely affect our ability to attract and retain management capable and motivated sufficiently to manage and operate our business through difficult economic and market conditions. If we are unable to attract and retain qualified employees to manage and operate our business, we may not be able to successfully execute our business strategy.

Although we plan to repurchase all of our Series A Preferred Stock in the fourth quarter of 2010, the repurchase is subject to receipt of prior approval from the U.S. Treasury and our banking regulators.  No assurance can be given as to when or whether such approval will be received.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater name recognition, resources and lending limits than we do and may offer certain services or prices for services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market.

Risks Relating to the Offering and our Securities

Our Common Stock trading volume may not provide adequate liquidity for investors.

Our Voting Common Stock is listed on the Nasdaq Global Market. However, the average daily trading volume in our Voting Common Stock is less than that of larger financial services companies.  Our Non-Voting Common Stock and the Warrants are not listed on any securities exchange or traded on any established quotation system and we have no current plans to seek any such listing.  A public trading market having the desired depth, liquidity and orderliness depends on the presence of a sufficient number of willing buyers and sellers for our Common Stock at any given time. This presence is impacted by general economic and market conditions and investors’ views of us. Because our trading volume is limited, any significant sales of our shares could cause a decline in the price of our Common Stock.

The price of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell our Common Stock when you want or at prices you find attractive.

We cannot predict how our Common Stock will trade in the future. The market value of our Common Stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales of Common Stock by existing stockholders and our directors and executive officers;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments; and

•	other developments related to the financial services industry.

The market value of our Common Stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and  fluctuations in, the market prices of stocks generally and, in turn, our Common Stock and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad fluctuations may adversely affect the market value of our Common Stock and, consequently, the value of the Warrants.

An active trading market for the Non-Voting Common Stock and the Warrants might not develop,

As noted above, our Non-Voting Common Stock and the Warrants are not listed on any securities exchange or traded on any established quotation system and we have no current plans to seek any such listing.  If an active trading market does not develop, holders of our Non-Voting Common Stock and the Warrants may find it difficult to sell these Securities, expeditiously, at a favorable price or at all.  The lack of voting rights for holders of our Non-Voting Common Stock may also make it difficult for holders of the Non-Voting Common Stock and the Warrants to sell their securities.  Future prices of the Warrants will depend on many factors, including the market values of our Voting and Non-Voting Common Stock.

Holders of our Non-Voting Common Stock have no voting rights and the Non-Voting Common Stock is not convertible into Voting Common Stock under any circumstances.

The holders of our Non-Voting Common Stock have no voting rights except as required by law.  Accordingly, holders of our Non-Voting Common Stock generally will not be entitled to vote on any matter, including, without limitation, the election of directors, significant corporate transactions, such as mergers, acquisitions and stock issuances requiring (whether by law, rule, regulation or stock exchange listing requirement) a vote of our stockholders, or charter amendments requiring a vote of our stockholders.  This effectively gives the holders of our Voting Common Stock exclusive control over our management and business affairs.  The Non-Voting Common Stock is not convertible into Voting Common Stock under any circumstances.

There may be future sales of additional Common Stock or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock could decline as a result of sales by us of a large number of shares of Common Stock or preferred stock or similar securities or from the perception that such sales could occur.

Our board of directors is authorized generally to cause us to issue additional Common Stock, as well as series of preferred stock, without any action on the part of our stockholders except as may be required under the listing requirements of the NASDAQ Stock Market. Our board also has the power to amend our charter, without stockholder approval, to increase the number of shares of stock we are authorized to issue.  In addition, the board has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the Common Stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the Common Stock, the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected.

We will retain broad discretion in using the net proceeds from our recently completed private placement, and may not use the proceeds effectively.

We intend to use the net proceeds of our recently completed private placement for general corporate purposes, which may include, without limitation, providing capital to support the growth of the Bank and other strategic opportunities. Subject to approval of the U.S. Treasury and the OTS, we also intend to repurchase all of our Series A Preferred Stock and the warrant we issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program. No assurance can be given as to when or whether such approval to repurchase the Series A Preferred Stock will be granted or whether we will be able to reach an agreement with the U.S. Treasury on a price to repurchase the Warrants that is acceptable to us.

    We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of the recently completed private placement. The net proceeds may be applied in ways with which you may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from the private placement. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of the private placement effectively could have an adverse effect on our business, financial condition and results of operations.

Regulatory and contractual restrictions may limit or prevent us from paying dividends on our Common Stock.

First PacTrust Bancorp is an entity separate and distinct from Pacific Trust Bank and derives substantially all of its revenue in the form of dividends from the Bank. Accordingly, First PacTrust Bancorp is and will be dependent upon dividends from the Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on its capital stock. The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. If the Bank is unable to pay dividends, First PacTrust Bancorp may not be able to service its debt, pay its other obligations or pay dividends on its preferred and Common Stock which could have a material adverse impact on our financial condition or the value of your investment in our securities. Also, First PacTrust Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. This includes claims under the liquidation account maintained for the benefit of certain eligible deposit account holders of the Bank established in connection with the Bank’s conversion from the mutual to the stock form of ownership.

The securities purchase agreement between us and the U.S. Treasury entered into in connection with our issuance of the Series A Preferred Stock provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by the Treasury to third parties, we may not, without the consent of the U.S. Treasury, (a) increase the cash dividend on our Common Stock above $.185 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our Common Stock or preferred stock other than the Series A Preferred Stock. In addition, we are unable to pay any dividends on our Common Stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions could have a negative effect on the value of our Common Stock. Moreover, holders of our Common Stock are entitled to receive dividends only when, as and if declared by our board of directors. Although we have historically paid cash dividends on our Common Stock, we are not required to do so and our board of directors could reduce or eliminate our Common Stock dividend in the future.

The Series A Preferred Stock impacts net income available to our common stockholders and earnings per common share, and the warrant we issued to the U.S. Treasury may be dilutive to holders of our Common Stock.

The dividends declared and the accretion on discount on the Series A Preferred Stock reduce the net income available to common stockholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of First PacTrust Bancorp. Additionally, the ownership interest of the existing holders of our Common Stock will be diluted to the extent the warrant we issued to the U.S. Treasury in conjunction with the sale to the U.S. Treasury of the Series A Preferred Stock is exercised. The shares of Voting Common Stock underlying the warrant represent approximately 3.1% of the shares of our Voting Common Stock outstanding (including the shares issuable upon exercise of the warrant in total shares outstanding). Although the U.S. Treasury has agreed not to vote any of the shares of Common Stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of Common Stock acquired upon exercise of the warrant is not bound by this restriction.  While we plan to repurchase all of our Series A Preferred Stock and the warrant issued to the U.S. Treasury in the in the fourth quarter of 2010, the repurchase of the Series A Preferred Stock is subject to receipt of prior approval from the U.S. Treasury and the OTS and the repurchase of the warrant issued to U.S. Treasury is subject to our reaching an agreement with the U.S. Treasury on the warrant repurchase price.

Our Common Stock constitutes equity and is subordinate to our existing and future indebtedness and our Series A Preferred Stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

    The shares of our Common Stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our Common Stock will rank junior to all of our existing and future indebtedness and to other non-equity claims on First PacTrust Bancorp with respect to assets available to satisfy claims on First PacTrust Bancorp. Additionally, holders of our Common Stock are subject to the prior dividend and liquidation rights of the holder(s) of our Series A Preferred Stock. The Series A Preferred Stock has an aggregate liquidation preference of $19.3 million. As noted above, the terms of the Series A Preferred Stock prohibit us from paying dividends with respect to our Common Stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the Series A Preferred Stock have been paid.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus the ability of a holder of our Common Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, holders of our Common Stock will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At September 30, 2010, the Bank’s total deposits and borrowings were approximately $759.8 million.

Anti-takeover provisions could negatively impact our stockholders.

Provisions in our charter and bylaws, the corporate laws of the State of Maryland and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the market price of any class of our equity securities, including our Common Stock. These provisions include: a prohibition on voting shares of Common Stock beneficially owned in excess of 10% of total shares outstanding, supermajority voting requirements for certain business combinations with any person who beneficially owns 10% or more of our outstanding Common Stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our Board of Directors and for proposing matters that stockholders may act on at stockholder meetings, a requirement that only directors may fill a vacancy in our Board of Directors, and a supermajority voting requirements to remove any of our directors.  Our charter also authorizes our Board of Directors to issue preferred stock, and preferred stock could be issued as a defensive measure in response to a takeover proposal. In addition, pursuant to OTS regulations, as a general matter, no person or company, acting individually or in concert with others, may acquire more than 10% of our Common Stock without prior approval from the OTS.

These provisions may discourage potential takeover attempts, discourage bids for our Common Stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our Common Stock. These provisions could also discourage proxy contests and make it more difficult for holders of our Common Stock to elect directors other than the candidates nominated by our board of directors.

SUMMARY OF THE UNDERLYING TRANSACTION

On November 1, 2010, we completed the sale of the Securities described below in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, generating $60.0 million of gross proceeds to us.  Pursuant to subscription agreements with the private placement investors, we sold an aggregate of 4,418,390 shares of Voting Common Stock and an aggregate of 1,036,156 shares of Non-Voting Common Stock, at a price per share of $11.00.

As part of its subscription, at the closing of the private placement, TCW Shared Opportunity Fund V, L.P. was issued an immediately exercisable five-year Warrant to purchase 240,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share. In addition, in consideration for consulting services it provided to us preceding the closing date of the private placement, COR Advisors LLC, an affiliate of COR Capital LLC, an original subscriber in the private placement, was issued a Warrant to purchase an aggregate of 1,395,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share.  The COR Advisors Warrant will become exercisable with respect to 95,000 shares on January 1, 2011 and an additional 130,000 shares on the first day of each of the next ten calendar quarterly periods beginning with April 1, 2011, subject to earlier vesting upon a change in control of our company or in the discretion of the Company’s board of directors.  The COR Advisors Warrant is exercisable with respect to each vesting tranche for five years after the tranche’s vesting date.

    In lieu of Non-Voting Common Stock, shares of Voting Common Stock will be issuable upon exercise of the Warrants following the transfer of the Warrants to a third party in a “widely dispersed offering” or in other limited circumstances set forth in the Warrants.  For purposes of the Warrants, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of our voting securities; or (iii) a transfer to a transferee that would control more than 50% of our voting securities without any transfer from the holder of the Warrant.   In addition, the TCW Warrant will be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock at TCW Shared Opportunity Fund V, L.P.’s election if it then owns less than 4.99% of the outstanding shares of Voting Common Stock as a result of dilution occurring from additional issuances of Voting Common Stock subsequent to the private placement.  Notwithstanding the above, the Warrants will only be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock to the extent that the holder of the Warrant, together with its affiliates and any other person that may be deemed to be acting in concert with it under OTS regulations, would not beneficially own more than 4.99% of the outstanding shares of our Voting Common Stock.

COR Advisors LLC was originally entitled to receive a Warrant to purchase 1,560,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share but waived this right with respect to 165,000 of the Warrant Shares.  On November 1, 2010, in recognition of the substantial assistance he provided to us in connection with our raising of additional capital through the private placement, we granted the Founder’s Option to Mr. Mitchell.  The Founder’s Option is a ten-year option to purchase 165,000 shares of Voting Common Stock at an exercise price of $11.35 per share.  The Founder’s Option is scheduled to vest in one-third annual increments beginning November 1, 2011, subject to earlier vesting in the event that we involuntarily terminate Mr. Mitchell’s employment with us without “cause” or he resigns from employment with us for “good reason,” as such terms are defined in the employment agreement between Mr. Mitchell and us.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling securityholders.  We will not receive any of the proceeds from such sales.  After a resale of the of the Warrants pursuant to this prospectus, if and when the Warrants are exercised by their holders, we may receive the applicable exercise price paid by such holders, which if exercised in full for cash, at the exercise price of $11.00 per share, would total approximately $18.0 million.  However, we may not receive all of such proceeds even if the Warrants are exercised because the Warrants allow for a “cashless exercise,” whereby in lieu of receiving payment of the exercise price in cash, we withhold from issuance a number of shares having an aggregate market value equal to the aggregate exercise price. In addition, we will not receive any proceeds from any subsequent resale of the shares underlying the Warrants.  We intend to use any proceeds for general corporate purposes and working capital requirements.

DIVIDEND POLICY

Our ability to pay dividends on our Common Stock depends primarily on dividends we receive from the Bank. Under federal regulations, the dollar amount of capital distributions (including dividends) the Bank may make depends upon its capital position and recent net income. Generally, savings institutions, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS.

Under Maryland law, First PacTrust Bancorp is generally prohibited from paying a dividend or making any other distribution if, after making such distribution, it would be unable to pay its debts as they become due in the usual course of business, or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is made.

    In addition to the restrictions described above, until we have redeemed or repurchased in full the Series A Preferred Stock (which we plan to do in the fourth quarter of 2010 subject to approval of the U.S. Treasury and the OTS), we will remain subject to the dividend restrictions contained in the securities purchase agreement we entered into with the U.S. Treasury for the issuance of the Series A Preferred Stock.  That agreement provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series A preferred stock have been redeemed by us or transferred by the U.S. Treasury to third parties, we may not, without the consent of the U.S. Treasury, (a) pay a quarterly cash dividend on our Common Stock of more than $0.185 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our Common Stock or preferred stock, other than the Series A Preferred Stock. In addition, under the terms of the Series A Preferred Stock, we may not pay dividends on our Common Stock unless we are current in our dividend payments on the Series A Preferred Stock.

Dividends on the Series A Preferred Stock are payable quarterly at a rate of 5% per annum for the first five years and a rate of 9% per annum thereafter if not redeemed prior to that time.

Subject to the regulatory, legal and contractual restrictions discussed above, the timing and amount of cash dividends paid on our Common Stock depends on our earnings, capital requirements, financial condition and other relevant factors.  In this regard, we recently increased our cash dividend on our Common Stock from $0.05 per share to $0.10 per share with a dividend declared by our board of directors on November 4, 2010, payable on January 3, 2011 to stockholders of record as of December 10, 2010.

DESCRIPTION OF WARRANTS

This section summarizes specific terms and provisions of the Warrants we issued to two of the selling securityholders, TCW Shared Opportunity Fund V, L.P. and COR Advisors LLC, on November 1, 2010 in connection with the private placement.  The descriptions of the Warrants contained in this section are qualified in their entirety by the actual terms of the Warrants, copies of which are attached as Exhibits 4.1 and 4.2 to the Current Report on Form 8-K/A we filed on November 16, 2010.  See “Information Incorporated by Reference.”

General

TCW Warrant.  The TCW Warrant gives the holder the right to purchase up to 240,000 shares of our Non-Voting Common Stock at an exercise price of $11.00 per share, subject to adjustment as described below under “—Anti-Dilution Adjustments” and subject to the TCW Warrant becoming exercisable for shares of Voting Common Stock in lieu of Non-Voting Common Stock, as described below under “—Exercise for Voting Common Stock.”  The TCW Warrant is fully exercisable from the date of its issuance, November 1, 2010, until 5:00 p.m., New York time, on November 1, 2015.

COR Advisors Warrant.  The COR Advisors Warrant gives the holder the right to purchase up to 1,395,000 shares of our Non-Voting Common Stock at an exercise price of $11.00 per share, subject to adjustment as described below under “—Anti-Dilution Adjustments” and subject to the COR Warrant becoming exercisable for shares of Voting Common Stock in lieu of Non-Voting Common Stock, as described below under “—Exercise for Voting Common Stock.”   The COR Advisors Warrant will become exercisable with respect to 95,000 shares on January 1, 2011 and an additional 130,000 shares on the first day of each of the next ten calendar quarterly periods beginning with April 1, 2011, subject to earlier vesting upon a “change in control” of our company or in the discretion of our board of directors.  The COR Advisors Warrant is exercisable with respect to each vesting tranche for five years after the tranche’s vesting date.

The term “change in control” is defined in the COR Advisors Warrant as:

•
the acquisition by any person or group of beneficial ownership of two-thirds or more (on a fully-diluted basis) of (x) the then-outstanding shares of Common Stock or (y) the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of our directors (referred to below as our  “Outstanding Voting Securities”), in each case other than (I) any acquisition by First PacTrust Bancorp or any of its affiliates, (II) any acquisition directly from us, (III) any acquisition by any employee benefit plan sponsored or maintained by First PacTrust Bancorp or any of its affiliates or (IV) any acquisition by a person that complies with clauses (I), (II) and (III) of the next bullet point; or

•
the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction that requires the approval of our stockholders, whether for the transaction itself or the issuance of securities in the transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (I) more than two-thirds of the total voting power of the entity resulting from such Business Combination  (the “Surviving Company”) or the parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Company (the “Parent Company”) is represented by our Outstanding Bancorp Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which our Outstanding Bancorp Voting Securities were converted pursuant to such Business Combination) and such voting power among the holders thereof is in substantially the same proportion as the voting power of our Outstanding Bancorp Voting Securities among the holders thereof immediately prior to the Business Combination, (II) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company), is or becomes the beneficial owner, directly or indirectly, of two-thirds or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (III) at least two-thirds of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were members of our board of directors at the time of the at the time of the board’s approval of the execution of the initial agreement providing for such business combination.

Exercise Mechanics. Each Warrant may be exercised by the holder delivering to us payment of the exercise price with respect to the shares being acquired, a properly completed subscription form (the form of which is attached to the applicable Warrant) and the original Warrant, properly endorsed, either concurrent with the delivery of the subscription form or within five business days thereafter.  At the option of the holder, the exercise price may be paid (i) in cash, by wire transfer or certified or bank cashier’s check to us or (ii) by a “cashless exercise,” whereby in lieu of receiving payment of the exercise price in cash, we withhold from issuance a number of shares having an aggregate market value, based on the fair market value of our Voting Common Stock, equal to the aggregate exercise price.  For these purposes, the “fair market value” of our Voting Common Stock means, so long as the Voting Common Stock is listed or admitted for trading on a national securities exchange, the average of the closing prices of the Voting Common Stock for the five consecutive trading days immediately prior to (but excluding) the exercise date.

Anti-Dilution Adjustments.  The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants (including, in the case of the COR Advisors Warrant, shares with respect to which the COR Advisors Warrant is not yet exercisable) are subject to adjustment in certain circumstances, including the following:

•
if  the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of the Warrants will be increased in proportion to the increase in outstanding shares of Common Stock;

•
if the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the Warrants will be decreased in proportion to such decrease in outstanding shares of Common Stock;

•
if we distribute to all holders of our common stock any of our assets (including cash, and including ordinary cash dividends) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of ours (other than Common Stock), then the exercise price of the Warrants will be adjusted to reflect the fair market value (as determined in good faith by our board of directors) of the assets distributed; and

•
if we reorganize our capital, reclassify our capital stock, consolidate or merge with or into another corporation (where we are not the surviving corporation or where there is any change whatsoever in, or distribution with respect to, our outstanding Common Stock), or sell, transfer or otherwise dispose of all or substantially all of our property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of common stock of the successor or acquiring corporation or of us (if we are the surviving corporation) or (ii) any cash, shares of stock or other securities, assets, property or indebtedness of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of our Common Stock who are holders immediately prior to such transaction, then the holders of the Warrants will have the right to receive, upon exercise of the Warrants the number of shares of common stock of the successor or acquiring corporation or of us if we are the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event.  In the event of receipt of shares of common stock of the successor or acquiring corporation or of us and Other Property, the aggregate exercise price of the Warrants will be allocated among the shares of common stock and Other Property receivable as a result of such reorganization, reclassification, merger, consolidation or disposition of assets in proportion to the respective fair market values of such shares of common stock and Other Property as determined in good faith by our board of directors.  In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than us) must assume our obligations under the Warrants, subject to such modifications as may be reasonably deemed appropriate (as determined in good faith by our board of directors) in order to provide for adjustments of any shares of the common stock of such successor or acquiring corporation for which the Warrants become exercisable, to be as equivalent as practicable to the adjustments provided for in the adjustment provisions of the Warrants.

Whenever the number of shares underlying the Warrants is adjusted, the exercise price will be adjusted by multiplying the exercise price immediately prior to the adjustment by a fraction (i) the numerator of which is the number of shares of Common Stock purchasable upon the exercise of the Warrant immediately prior to the adjustment, and (ii) the denominator of is the number of shares of Common Stock purchasable immediately after the adjustment.  Fractional share interests will be rounded up or down to the nearest whole share.

No Rights as Stockholder.  The Warrants do not entitle their holders to any of the rights of a stockholder.

Exercise for Voting Common Stock. In lieu of Non-Voting Common Stock, shares of Voting Common Stock will be issuable upon exercise of the Warrants following the transfer of the Warrants to a third party in a “widely dispersed offering.”  For purposes of the Warrants, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of our voting securities; or (iii) a transfer to a transferee that would control more than 50% of our voting securities without any transfer from the holder of the Warrant.   In addition, the TCW Warrant will be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock at TCW Shared Opportunity Fund V, L.P.’s election if it then owns less than 4.99% of the outstanding shares of Voting Common Stock as a result of dilution occurring from additional issuances of Voting Common Stock subsequent to the private placement.  Notwithstanding the above, the Warrants will only be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock to the extent that the holder of the Warrant, together with its affiliates and any other person that may be deemed to be acting in concert with it under OTS regulations, would not beneficially own more than 4.99% of the outstanding shares of our Voting Common Stock.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	20,000,000 shares of Common Stock; and

•	5,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).

    Our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  Our charter provides by its terms that it may be amended by action of our board of directors without a stockholder vote to change the number of shares of authorized capital stock. As of November 11, 2010, there were 9,698,430 shares of Common Stock issued and outstanding, 8,662,274 of which were shares of Voting Common Stock and 1,036,156 of which were shares of Non-Voting Common Stock, and 19,300 shares of Preferred Stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our charter and bylaws and to applicable Maryland law.

Common Stock

General. Except as described below under “—Anti-takeover Effects –Voting Limitation,” each holder of Voting Common Stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights.  Holders of Non-Voting Common Stock are not entitled to vote except as required by law.  The terms of the Non-Voting Common Stock are otherwise identical to the terms of the Voting Common Stock.  Of the 20,000,000 shares of Common Stock currently authorized under our charter, our board of directors has classified 2,836,156 as Non-Voting Common Stock.

Subject to preferences to which holders of the Series A Preferred Stock and any shares of Preferred Stock then outstanding may be entitled, holders of Common Stock will be entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our Preferred Stock then outstanding. Holders of Common Stock have no preemptive or conversion rights or other subscription rights under our charter or Maryland law, but the subscription agreements between us and certain of the investors in the private placement give these investors the right to purchase shares in certain subsequent stock offerings by us on the same terms as the other purchasers in such offerings.  There are no redemption or sinking fund provisions that apply to the Common Stock. All shares of Common Stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock and the shares of any series of Preferred Stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with U.S. Treasury. The securities purchase agreement between us and the U.S. Treasury entered into in connection with our issuance of the Series A Preferred Stock provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of the U.S. Treasury, (a) increase the cash dividend on our Common Stock above $.185 or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our Common Stock or Preferred Stock other than the Series A Preferred Stock.   We plan to repurchase all of the Series A Preferred Stock in the fourth quarter of 2010, subject to approval by the U.S. Treasury and the OTS.

Preferred Stock - General

Our charter permits our board of directors to authorize the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of our Common Stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock (see “—Series A Preferred Stock-Voting Rights”) or as may be required by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our board of directors may authorize the issuance of Preferred Stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our Common Stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects – Authorized Shares.”

Series A Preferred Stock

    The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the articles supplementary to our charter for the Series A Preferred Stock, a copy of which is included in Exhibit 3.2 to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

General. The Series A Preferred Stock constitutes a single series of our Preferred Stock, consisting of 19,300 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock to the U.S. Treasury on November 21, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $19.3 million.

Dividend Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from November 21, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of Common Stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our Common Stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First PacTrust Bancorp. We currently have no outstanding class or series of stock constituting Junior Stock other than our Common Stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First PacTrust Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

    Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First PacTrust Bancorp, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of First PacTrust Bancorp or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our Common Stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of First PacTrust Bancorp with another entity nor a sale, lease or exchange of all or substantially all of First PacTrust Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of First PacTrust Bancorp.

Redemption and Repurchases. Subject to the prior approval of the OTS, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The “Minimum Amount” means $4,825,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to the U.S. Treasury.   A “Qualified Equity Offering” is defined as the sale for cash by First PacTrust Bancorp. (or its successor) of Preferred Stock or Common Stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

Subsequent to our issuance of the Series A Preferred Stock, on February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted into law. Among other things, the ARRA provides that subject to consulting with the appropriate federal banking agency (the OTS in our case), the U.S. Treasury must permit repayment of funds provided under the TARP Capital Purchase Program without regard to whether the institution which received the funds has replaced the funds from any other source

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of Preferred Stock, which may then be reissued by us as any series of Preferred Stock other than the Series A Preferred Stock.   We plan to repurchase all of the shares of the Series A Preferred Stock in the fourth quarter of 2010, subject to the approvals of the U.S. Treasury and the OTS.

No Conversion Rights. Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Maryland law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of First PacTrust Bancorp will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

    Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Maryland law or by our charter, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•
amend our charter or the articles supplementary for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First PacTrust Bancorp; or

•
amend our charter or the articles supplementary for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of First PacTrust Bancorp with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which First PacTrust Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of Preferred Stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

Anti-takeover Effects

The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

    Authorized Shares. Our charter currently authorizes the issuance of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.  Our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  We are authorized under our charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval.  In addition, our charter provides by its terms that it may be amended by our board of directors, without a stockholder vote, to change the number of shares of capital stock authorized.  The unissued shares of stock the board is authorized to issue, and the power of the board to increase the number of authorized shares without a stockholder vote, provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions and other transactions. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duties, to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred or other stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to the incumbent management and directors in order to attempt to block a tender offer, merger or other unsolicited transaction by which a third party seeks control of us.

Voting Limitation. Our charter generally prohibits any stockholder that beneficially owns more than 10% of the outstanding shares of our Common Stock from voting shares in excess of this limit. This provision would limit the voting power of a beneficial owner of more than 10% of our outstanding shares of Common Stock in a proxy contest or on other matters on which such person is entitled to vote.

The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which we have done pursuant to our charter. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of our Common Stock. Though not anticipated, we could seek stockholder approval of an amendment to our charter to eliminate the opt-out provision; such an amendment would require a supermajority vote. See “—Amendment of Charter and Bylaws.”

Board of Directors. Except with respect to any directors who may be elected by any class or series of Preferred Stock, our board of directors is divided into three classes, each of which contains one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our charter described below that limit the ability of stockholders to remove directors and that permit only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of stockholders will be required for the stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable. Our charter provides that stockholders may not cumulate their votes in the election of directors.

    Pursuant to our bylaws, the number of our directors is currently seven.  Our charter and bylaws provide that, subject to the rights of the holders of any series of Preferred Stock then outstanding, vacancies in the board of directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Our charter further provides that, subject to the rights of the holders of any series of Preferred Stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The foregoing description of our board of directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods. See “—Series A Preferred Stock-Voting Rights.”

Special Meetings of Stockholders. Our bylaws provide that subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders may be called by our President or by our board of directors by vote of a majority of the whole board (meaning the total number of directors we would have if there were no vacancies). Our bylaws also provide that a special meeting of stockholders shall be called on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Action by Stockholders Without A Meeting. Our bylaws provide that no action may be taken by stockholders without a meeting without the written consent of every stockholder entitled to vote on the matter.

Business Combinations With Certain Persons. Our charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of First PacTrust Bancorp require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% stockholder of First PacTrust Bancorp or who is an affiliate of First PacTrust Bancorp and at any time within the past two years was a greater than 10% stockholder of First PacTrust Bancorp.

The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. We have opted-out of the Maryland business combination statute through a provision in our charter.

Amendment of Charter and Bylaws. Our charter generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of our Voting Common Stock. The amendment of certain provisions of our charter, however, requires the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: voting limitations on greater than 10% stockholders; the opt-out of the Maryland control share acquisition statute (see “—Voting Limitation” above); the number, classification, election and removal of directors; certain business combinations with greater than 10% stockholders; indemnification of directors and officers; and amendments to the charter and bylaws.

Our bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by our stockholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

    Advance Notice Provisions. Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If, however, the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or nomination must be received by us no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made.

SELLING SECURITYHOLDERS

When we refer to the “selling securityholders” in this prospectus we mean the persons listed in the table below. The selling securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus.

The selling securityholders or their transferors initially acquired the Securities covered by this prospectus on November 1, 2010, at the closing of the private placement as described above under “Summary of the Underlying Transaction.” The selling securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Except for positions held by certain investors participating in the private placement as indicated in this paragraph, and other than with respect to the acquisition of the Securities from us, none of the Selling Securityholders has, or within the past three years has had, any position, office, or other material relationship with us or our affiliates.  The Mitchell Family Trust dated 11/25/96 is an affiliate of Gregory A. Mitchell, who on November 1, 2010 was appointed as our President and Chief Executive Officer and as a member of our board of directors.  Prior to that time, since May 3, 2010, Mr. Mitchell had been serving as a consultant to us, for which he received a fee of $25,000 per month plus expense reimbursement.  Each of COR Capital LLC, COR Investments I, LLC, Sugarman Enterpises, Inc. and COR Advisors LLC are affiliates of Steven Sugarman, who was appointed as a member of our board of directors on November 1, 2010.  COR Advisors LLC received the warrant it was issued in the private placement in consideration for consulting services it provided to us prior to completion of the private placement.

Securities Covered by this Prospectus Held by Selling Securityholders

    The following table sets forth a list of the selling securityholders and their ownership of Securities to be offered pursuant to this prospectus.  We do not know when or in what amounts the selling securityholders may offer Securities for sale. It is possible that the selling securityholders will not sell any or all of the Securities offered under this prospectus. Because the selling securityholders may offer all or some of the Securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the selling securityholders after completion of the offering. For purposes of the table below, we have assumed that selling securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain selling securityholders informed us they acquired independently of the Private Placement, which are not included for resale in this offering.  Each selling securityholder has requested that their full allotment of Securities be registered for resale in this offering.

The information set forth below is based on information provided by the Selling Securityholders.

Voting Common Stock

Name of Selling Securityholder	Shares of Voting Common Stock beneficially owned pre-offering	Maximum shares of Voting Common Stock to be offered	Shares of Voting Common Stock beneficially owned post- offering(1)	Percentage of outstanding Voting Common Stock beneficially owned post- offering(2)	Percentage of outstanding Common Stock beneficially owned post- offering(3)

TCW Shared Opportunity Fund V, L.P. (4)	432,247	432,247	--	--	--

COR Capital LLC(5)	33,806	33,806	--	--	--

COR Investments I, LLC(5)	145,454	145,454	--	--	--

Sugarman Enterprises, Inc.(6)	417,827	417,827	--	--	--

Sugarman Family Partners(7)	129,045	129,045	--	--	--

Mark Sugarman	22,727	22,727	--	--	--

Night Owl Partners LP(8)	10,000	10,000	--	--	--

Del Mar Master Fund, LTD(9)	483,247	432,247	51,000	0.58	0.44

St. Cloud Capital Partners II, LP(10)	575,052	575,052	--	--	--

America Start-Up Financial Institutions Investments 1, L.P.(11)	620,507	620,507	--	--	--

IA Investments(12)	100,000	100,000	--	--	--

Strome Alpha Fund L.P. (13)	227,272	227,272	--	--	--

Century Investments LP	200,000	200,000	--	--	--

W Hollywood Unit IIN, LLC(14)	4,545	4,545	--	--	--

Peter Guber	181,818	181,818	--	--	--

Great Gable Master Fund, Ltd(15)	154,449	154,449	--	--	--

Name of Selling Securityholder	Shares of Voting Common Stock beneficially owned pre- offering	Maximum shares of Voting Common Stock to be offered	Shares of Voting Common Stock beneficially owned post- offering(1)	Percentage of outstanding Voting Common Stock beneficially owned post- offering(2)	Percentage of outstanding Common Stock beneficially owned post- offering(3)

Great Gable Fnd II,LP(16)	36,688	36,688	--	--	--

Kevin P. Smith	45,454	45,454	--	--	--

Vicasa Limited(17)	159,090	159,090	--	--	--

Lion Global Fund LLLP(18)	58,636	58,636	--	--	--

Lion Global Offshore Fund, Ltd. (19)	12,945	9,545	3,400	0.03	0.02

Gregory P. Contillo	31,818	31,818	--	--	--

Jaret Wright	36,364	36,364	--	--	--

Brian James Jennings	30,000	30,000	--	--	--

JABD Partners	45,454	45,454	--	--	--

Sean Posner	27,273	27,273	--	--	--

Jarrett Posner	25,000	25,000	--	--	--

Blue Eyes Enterprise, LLC(20)	22,727	22,727	--	--	--

Gregory A. Mitchell(21)	478,598	165,000	313,598	3.55	2.72

Mitchell Family Trust dtd 11/25/96(22)	45,454	45,454	--	--	--

Quibor Enterprises Inc. (23)	22,727	22,727	--	--	--

Jason Hirschhorn	18,181	18,181	--	--	--

Daniel D. White	5,000	5,000	--	--	--

Rodney Colombi	9,090	9,090	--	--	--

Timothy R. Chrisman	9,091	9,091	--	--	--

Equity Trust Company dba Sterling Trust Custodian FBO Bryan W. Waters(24)	9,090	9,090	--	--	--

Equity Trust Company dba Sterling Trust Custodian FBO Stanley E. Bailey(25)	9,091	9,091	--	--	--

Deltec Asset Management LLC(26)	23,000	23,000	--	--	--

Name of Selling Securityholder	Shares of Voting Common Stock beneficially owned pre- offering	Maximum shares of Voting Common Stock to be offered	Shares of Voting Common Stock beneficially owned post- offering(1)	Percentage of outstanding Voting Common Stock beneficially owned post- offering(2)	Percentage of outstanding Common Stock beneficially owned post- offering(3)

The Sangwoo Ahn living Trust u/a/d 02-16-10(27)	13,600	13,600	--	--	--

John M. Byrnes	9,000	9,000	--	--	--

Arthur E. Byrnes(28)	18,200	18,200	--	--	--

(1)	Assumes that each selling securityholder will sell all shares offered by such securityholder under this prospectus.
(2)
Represents the percentage of Voting Common Stock to be beneficially owned by the selling securityholder after completion of the offering based on the number of shares of Voting Common Stock outstanding on November 11, 2010 (8,662,274), as adjusted to reflect the assumption that the Founder’s Option is exercised with respect to all 165,000 shares underlying the Founder’s Option and that there will be 8,827,274 shares of Voting Common Stock then outstanding.

(3)
Represents the percentage of Common Stock to be beneficially owned by the selling securityholder after completion of the offering based on the number of shares of Common Stock outstanding on November 11, 2010 (9,698,430), as adjusted to reflect the assumption that the Founder’s Option is exercised with respect to all 165,000 shares underlying the Founder’s Option, that the Warrants are exercised with respect to all 1,635,000 shares underlying the Warrants and that there will be 11,498,430 shares of Common Stock then outstanding.

(4)	Mark Attanasio and Jean-Marc Chapus, as members of the investment committee for TCW Opportunity Fund V, L.P., may be deemed to have shared voting and investment powers with respect to these shares.
(5)	Steven Sugarman, as the managing member of COR Capital LLC, may be deemed to have voting and investment powers with respect to these shares.
(6)	Steven Sugarman, as the owner with his spouse of all of the outstanding stock of Sugarman Enterprises, Inc., may be deemed to have voting and investment powers with respect to these shares.
(7)	Michael Sugarman, as general partner of Sugarman Family Partners, may be deemed to have voting and investment powers with respect to these shares.
(8)	John Kim, as managing director of Night Owl Partners LP, may be deemed to have voting and investment powers with respect to these shares.
(9)	Marc Simons, as director of Del Mar Master Fund, LTD, may be deemed to have voting and investment powers with respect to these shares.
(10)
Marshall S. Geller and Benjamin Hom, as managing members of SCGP II, LLC, general partner of St. Cloud Capital Partners II, LP, may be deemed to have shared voting and investment powers with respect to these shares.

(11)
Chien Keng Huang, as Chairman and Chief Executive Officer of CKH Capital, Inc., general partner of America Start-Up Financial Institutions Investments I, L.P., may be deemed to have voting and investment powers with respect to these shares.

(12)	John Isaac, as managing member of IA Investments, may be deemed to have voting and investment powers with respect to these shares.
(13)
Mark Strome, as Chief Executive Officer and Chief Investment Officer of Strome Investment Management LP, general partner of Strome Alpha Fund, may be deemed to have voting and investment powers with respect to these shares.

(14)	Adam Frank, as manager of W Hollywood Unit IIN, LLC, may be deemed to have voting and investment powers with respect to these shares.
(15)	Simon Baker and Jacques Soenens, as managing partners of Great Gable Partners LP, may be deemed to have shares voting and investment powers with respect to these shares.
(16)	Simon Baker and Jacques Soenens, as managing partners of Great Gable Partners LP, may be deemed to have shares voting and investment powers with respect to these shares.
(17)	Jeffrey Singer, as President of Vicasa Limited, may be deemed to have voting and investment powers with respect to these shares.
(18)	Drew K. Brownstein, as managing member of Lion Global Fund GP LLC, general partner of Lion Global Fund LLLP, may be deemed to have voting and investment powers with respect to these shares.
(19)
Drew K. Brownstein, as Chief Executive Officer of Big 5 Asset Management, LLC, investment advisor for Lion Global Offshore Fund Ltd, may be deemed to have voting and investment powers with respect to these shares.

(20)	Todd Vincent LaRocca, as managing member of Blue Eyes Enterprises, LLC, may be deemed to have voting and investment powers with respect to these shares.
(21)
The shares shown as beneficially owned by Gregory A. Mitchell include 300,000 shares of Voting Common Stock underlying an option granted as an inducement material to his entering into employment with First PacTrust Bancorp, which is scheduled to vest in one-third annual increments beginning November 1, 2011 and the 165,000 shares of Voting Common Stock underlying the Founder’s Option granted to him, which also is scheduled to vest in one-third annual increments beginning November 1, 2011.  The shares to be offered by this prospectus by Mr. Mitchell are the 165,000 shares underlying the Founder’s Option.  As a trustee of the 45,454 shares shown as beneficially owned by Mitchell Family Trust dtd 11/25/96, Mr. Mitchell may be deemed to have shared voting and investment powers with respect to such shares.

(22)	As trustees of the Mitchell Family Trust dtd 11/25/96, Gregory A. Mitchell and Amy L. Mitchell may be deemed to have shared voting and investment powers with respect to such shares.
(23)	Tobel Bron, as director of Quibor Enterprises Inc., may be deemed to have voting and investment powers with respect to these shares.
(24)	Bryan Waters has voting and investment powers with respect to these shares.
(25)	Stanley E. Bailey has voting and investment powers with respect to these shares.
(26)
As managing members of Blue Tee Partners, LLC, the managing member of Deltec Asset Management LLC, and as senior managing directors of Deltec Asset Management LLC, Arthur E. Byrnes, John R. Gordon and Stephen N. Zupello may be deemed to have shared voting and investment powers with respect to these shares.  Deltec Asset Management LLC is a registered broker-dealer.

(27)	As trustee of the Sangwoo Ahn living trust u/a/d 02-16-10, Sangwoo Ahn may be deemed to have sole voting and investment powers with respect to these shares.
(28)	Affiliated with a registered broker-dealer.

Non-Voting Common Stock

Name of Selling Securityholder	Shares of Non- Voting Common Stock beneficially owned pre- offering	Shares of Non-Voting Common Stock underlying Warrants beneficially owned pre- offering	Shares of Non- Voting Common Stock beneficially owned post- offering	Warrants beneficially owned post- offering	Percentage of Outstanding Non-Voting Common Stock beneficially owned post- offering	Percentage of Outstanding Common Stock beneficially owned post- offering

TCW Shared Opportunity Fund V, L.P. (1)	1,036,156	240,000	--	--	--	--

COR Advisors LLC (2)	--	1,395,000	--	--	--	--

(1)
Mark Attanasio and Jean-Marc Chapus, as members of the investment committee for TCW Opportunity Fund V, L.P., may be deemed to have shared voting and investment powers with respect to these securities.

(2)	Steven Sugarman, as managing member of COR Advisors LLC, may be deemed to have shared voting and investment powers with respect to these securities.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the selling securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Securities by the selling securityholders. We will bear all fees and expenses incident to our obligation to register the Securities.

The selling securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

    Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging in positions they assume. The selling securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Except as indicated otherwise under “Selling Securityholders,” each selling securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Each such selling securityholder has represented to us that such selling securityholder purchased the Securities in the ordinary course of business and, at the time of the purchase, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the Securities. Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Secutityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

    Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not, be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

Pursuant to the terms of the subscription agreements and the registration rights thereunder, we will pay all expenses incurred in effecting the registration of the Securities, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws and the fees and costs of our counsel; provided, however, that the selling securityholders will pay all discounts, selling commissions and fees and expenses of their own counsel in connection with the sale of the Securities; provided further that we will pay the fees and expenses of counsel to one of the selling securityholders, TCW Shared Opportunity Fund V, L.P.,  up to $20,000.  We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the subscription agreements and registration rights terms, or the selling securityholders will be entitled to contribution.  We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from information furnished to us by the selling securityholders for use in this prospectus, in accordance with the subscription agreements and registration rights terms.

LEGAL MATTERS

The validity of the Securities offered by this prospectus has been passed upon for us by Silver, Freedman & Taff, L.L.P, Washington, D.C.

EXPERTS

The consolidated financial statements of First PacTrust Bancorp, Inc. as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document.  Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)		Period(s) of Report(s) or Date(s) Filed
•	Annual Report on Form 10-K (including the portions of our definitive proxy statement on Schedule 14A filed on March 22, 2010 and incorporated therein by reference)	For the year ended December 31, 2009

•	Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010

•	Current Reports on Form 8-K
Filed on February 10, 2010, February 24, 2010, April 8, 2010, April 23, 2010, May 26, 2010, July 27, 2010, September 1, 2010, October 26, 2010, October 28, 2010, November 1, 2010, November 3, 2010 (as amended on Form 8-K/A filed on November 16, 2010), November 4, 2010 (as amended on Form 8-K/A filed on November 4, 2010), and November 5, 2010

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.  In addition, we incorporate by reference the description of our common stock contained in the Registration Statement on Form 8-A we filed with the SEC on May 8, 2002.

These documents are available without charge to you on the Internet at www.firstpactrustbancorp.com or if you call or write to: Investor Relations, First PacTrust Bancorp, Inc., 610 Bay Boulevard, Chula Vista, California  91910, telephone: (619) 691-1519.  The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov.

    Such reports and other information concerning First PacTrust Bancorp can also be retrieved by accessing our website (www.firstpactrustbancorp.com). Information on our website is not part of this prospectus.

    This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part.  First PacTrust Bancorp, Inc. (the “Registrant”) will bear all of these expenses.

Registration fee under the Securities Act	$5,928
Legal fees and expenses*	$45,000
Accounting fees and expenses*	$5,000
Printing and other miscellaneous fees and expenses*	$10,000
Total	$65,928
*Estimated solely for the purpose of this Item.  Actual expenses may be more or less.

Item 15. Indemnification of Officers and Directors

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer.  The Registrant’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful.  The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received.  A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Registrant are insured against certain liabilities.

Item 16. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Description of Document

3.1	Charter of the Registrant(1)

3.2 3.3
Articles Supplementary to the Charter of the Registrant containing the terms of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)

Articles Supplementary to the Charter of the Registrant containing the terms of the Registrant’s Class B Non-Voting Common Stock(3)

3.4	Bylaws of the Registrant(3)

4.1 4.2 4.3
Warrant to purchase 280,795 shares of the Registrant’s Common Stock dated November 21, 2008(2)

Warrant to purchase 240,000 shares of the Registrant’s Class B Non-Voting Common Stock dated November 1, 2010(3)

Warrant to purchase 1,395,000 shares of the Registrant’s Class B Non-Voting Common Stock dated November 1, 2010(3)

4.4	Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated November 21, 2008 between the Registrant and the United States Department of the Treasury(2)

5.1	Opinion of Silver, Freedman & Taff, L.L.P.

23.1	Consent of Crowe Horwath LLP

23.2	Consent of Silver, Freedman & Taff, L.L.P. (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)
________________
(1)	Attached as exhibit to the Registrant’s Registration Statement on Form S-1 filed on March 28, 2002 and incorporated herein by reference.
(2)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on November 21, 2008 and incorporated herein by reference.
(3)	Attached as an exhibit to the Current Report on Form 8-K/A filed by the Registrant on November 16, 2010 and incorporated herein by reference.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)  If the Registrant is relying on Rule 430B:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chula Vista, State of California, on the 15th day of November, 2010.

FIRST PACTRUST BANCORP, INC.

By: /s/ Gregory A. Mitchell
Gregory A. Mitchell
President and Chief Executive Officer
 (Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below appoints Gregory A. Mitchell and Regan J. Lauer or either of them, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gregory A. Mitchell	/s/ Regan J. Lauer
Gregory A. Mitchell	Regan J. Lauer
President and Chief Executive Officer and Director	Senior Vice President and Controller
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Date: November 15, 2010	Date: November 15, 2010

/s/ Francis P. Burke	/s/ Hans R. Ganz
Francis P. Burke	Hans R. Ganz
Director	Director

Date: November 15, 2010	Date: November 15, 2010

/s/ Alvin L. Majors	/s/ Kenneth W. Scholz
Alvin L. Majors	Kenneth W. Scholz
Director	Director

Date: November 15, 2010	Date: November 15, 2010

/s/ Steven Sugarman	/s/ Donald A. Whitacre
Steven Sugarman	Donald A. Whitacre
Director	Director

Date: November 15, 2010	Date: November 15, 2010

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Charter of the Registrant(1)

3.2 3.3
Articles Supplementary to the Charter of the Registrant containing the terms of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)

Articles Supplementary to the Charter of the Registrant containing the terms of the Registrant’s Class B Non-Voting Common Stock(3)

3.4	Bylaws of the Registrant(3)

4.1 4.2 4.3
Warrant to purchase 280,795 shares of the Registrant’s Common Stock dated November 21, 2008(2)

Warrant to purchase 240,000 shares of the Registrant’s Class B Non-Voting Common Stock dated November 1, 2010(3)

Warrant to purchase 1,395,000 shares of the Registrant’s Class B Non-Voting Common Stock dated November 1, 2010(3)

4.4	Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated November 21, 2008 between the Registrant and the United States Department of the Treasury(2)

5.1	Opinion of Silver, Freedman & Taff, L.L.P.

23.1	Consent of Crowe Horwath LLP

23.2	Consent of Silver, Freedman & Taff, L.L.P. (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)
________________
(1)	Attached as exhibit to the Registrant’s Registration Statement on Form S-1 filed on March 28, 2002 and incorporated herein by reference.
(2)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on November 21, 2008 and incorporated herein by reference.
(3)	Attached as an exhibit to the Current Report on Form 8-K/A filed by the Registrant on November 16, 2010 and incorporated herein by reference.

4,583,390 Shares of Voting Common Stock

1,036,156 Shares of Non-Voting Common Stock

Warrants to Purchase 1,635,000 Shares of Non-Voting Common Stock

_______________________________

PROSPECTUS
_______________________________

__________ __, 2010